Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact: GenVec, Inc. Douglas J. Swirsky (240) 632-5510 dswirsky@genvec.com	Institutional Investor Contact: S.A. Noonan Communications Susan A. Noonan (212) 966-3650 susan@sanoonan.com

GENVEC RENEWS STOCKHOLDER RIGHTS PLAN

GAITHERSBURG, MD – August 11, 2011 – GenVec, Inc. (NASDAQ:GNVC) today announced that its Board of Directors has approved the replacement of its Stockholder Rights Plan through the adoption of a new Rights Agreement. The new Stockholder Rights Plan is to become effective on September 7, 2011, which is the date that GenVec’s existing Rights Agreement is set to expire. The new Rights Agreement was adopted in connection with the expiration of the existing Rights Agreement and was not adopted in response to any specific effort to acquire control of GenVec. All rights under the existing Rights Agreement will terminate upon its expiration.

“The Board believes that a Stockholder Rights Plan continues to enhance its ability to protect stockholder interests and ensures that stockholders receive fair treatment in the event of any coercive takeover attempt,” said Dr. Paul Fischer, President and Chief Executive Officer.

In connection with the adoption of the new Rights Agreement, the Board of Directors declared a dividend distribution of one Right for each outstanding share of GenVec common stock, payable to stockholders of record at the close of business on September 7, 2011. Initially, the Rights will be represented by GenVec’s common stock certificates or book entry notations, will not be traded separately from the common stock and will not be exercisable; however, among other things, in the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of GenVec’s common stock, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $32 per Right, a number of shares of GenVec common stock having a value equal to two times such purchase price. The Rights are expected to expire on September 7, 2021 unless earlier redeemed or exchanged in accordance with the terms of the new Rights Agreement.

The foregoing description of the new Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the new Rights Agreement, which will be filed with the Securities and Exchange Commission.

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss, balance disorders, and cancer; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus type 2 (HSV-2), dengue fever, influenza, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Cautionary Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by GenVec in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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